Exhibit 10.3

Kensey Nash Corporation

Stock Appreciation Right (“SAR”) Agreement

1) Notice of Grant of Stock Appreciation Right

Participant:

Award Number:

Type of Award:	Cash-Settled Stock Appreciation Right

Grant Date:

Total Number of Shares Granted:

Fair Market Value per Share on Grant Date:

Total Fair Market Value of Shares Granted:	$

Expiration Date:

Kensey Nash Corporation (the “Company”) hereby grants to the Participant named above this Stock Appreciation Right with respect to the Company’s common stock. The Stock Appreciation Right is subject to and governed by the provisions of the Fifth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the “Plan”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

2) Vesting Schedule. This Stock Appreciation Right shall vest in accordance with the following schedule:

One third (1/3) of the Award shall vest on the first anniversary of the grant date; one third (1/3) of the Award shall vest on the second anniversary of the grant date; and the remainder of the Award shall vest on the third anniversary of the grant date, provided that the Participant remains an active employee of Kensey Nash Corporation through each such date.

Notwithstanding the foregoing sentence, if the Participant experiences a Termination of Employment due to death or Disability, or if the Company experiences a Change in Control while this Stock Appreciation Right is outstanding, this Stock Appreciation Right shall become fully exercisable on the date of such event.

3) Exercise of Stock Appreciation Right. Each election to exercise this Stock Appreciation Right shall be in writing, signed by the Participant and received by the Human Resources Department, Kensey Nash Corporation, 735 Pennsylvania Drive, Exton, PA 19341, or at such other address as the Company may hereafter designate, no later than the expiration date set forth in Section 1 above (the

“Expiration Date”). The notice shall state the election to exercise the Stock Appreciation Right and the number of Shares in respect of which the Stock Appreciation Right is being exercised. This Stock Appreciation Right shall be deemed to be exercised upon receipt by the Company of such fully executed notice.

a.	Upon exercising all or a portion of this Stock Appreciation Right, the Participant shall become entitled to receive from the Company, for each Share exercised, an amount equal to (i) the Fair Market Value of Kensey Nash Corporation Common Stock as of the date of such exercise, determined in accordance with Section 2.18 of the Plan, minus (ii) the Fair Market Value of Kensey Nash Corporation Common Stock on the Grant Date.

b.	The Company’s obligation arising upon the exercise of this Stock Appreciation Right shall be paid in cash as soon as administratively practicable after the exercise. Such cash payment may be reduced in accordance with Section 6 below, in the Company’s sole discretion, to fulfill any or all income tax withholding requirements (including federal, state and local taxes) with respect to the exercised portion of the Stock Appreciation Right.

4) Employment Termination:

a.	If the Participant has an involuntary (as to the Participant) Termination of Employment for a reason other than Cause, Disability or death, or if the Participant has a Termination of Employment which is a Retirement, this Stock Appreciation Right shall be cancelled ninety (90) days after such Termination of Employment or, if earlier, on the Expiration Date.

b.	If the Termination of Employment is on account of the Disability or death of the Participant, this Stock Appreciation Right shall be cancelled one (1) year after the date of the occurrence of the Disability or death or, if earlier, on the Expiration Date.

c.	If the Participant has a Termination of Employment for Cause or a voluntary Termination of Employment (other than due to Retirement), this Stock Appreciation Right automatically will be cancelled on the date of such Termination of Employment.

d.	The Participant’s Termination of Employment due to death or Disability will result in the Stock Appreciation Right becoming fully exercisable. The Participant’s Termination of Employment for a reason other than death or Disability does not accelerate the percentage of Stock Appreciation Right Shares otherwise exercisable with respect to the Participant. Any portion of the Stock Appreciation Right which is not exercisable as of the Participant’s Termination of Employment (other than a Stock Appreciation Right which becomes fully exercisable upon Termination of Employment due to death or Disability) will be cancelled simultaneously with the date of such Termination of Employment.

5) Non-Transferability of Stock Appreciation Right. Prior to exercise of the Stock Appreciation Right and payment of cash pursuant to such exercise, this Stock Appreciation Right (or any beneficial interest therein) may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by the Participant.

Notwithstanding the foregoing sentence, the Participant may, in a manner and in accordance with terms specified by the Administrator, transfer this Stock Appreciation Right to his or her spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6) Withholding Taxes. The Participant authorizes the Company to withhold all applicable withholding taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or from the cash payment(s) due upon exercise of the Stock Appreciation Right. Regardless of any action the Company takes with respect to any or all taxes, the Participant acknowledges that the ultimate liability for all taxes legally due with respect to the Stock Appreciation Right is and remains the Participant’s responsibility and that the Company makes no representations or undertakings regarding the treatment of any income or the handling of any taxes in connection with any aspect of the Stock Appreciation Right, including the grant, vesting or exercise of the Stock Appreciation Right and the receipt of cash payment(s) upon exercise of the Stock Appreciation Right. The Company does not commit to structure the terms of the grant or any aspect of the Stock Appreciation Right to reduce or eliminate the Participant’s tax liability.

7) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company with respect to the Stock Appreciation Right covered by this Agreement.

8) No Effect on Employment or Service. The Participant acknowledges and agrees that the vesting of this Stock Appreciation Right pursuant to Section 2 hereof is earned only by his or her continuing as an Employee, Consultant or non-employee Director at the will of the Company (and not through the act of being hired, being granted a Stock Appreciation Right or exercising Shares hereunder). The Participant further acknowledges and agrees that this Award Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an Employee, Consultant or non-employee Director for the vesting period, for any period, or at all, and will not interfere with the Participant’s right, or the Company’s right, to terminate Participant’s relationship with the Company as an Employee, Consultant or non-employee Director at any time.

9) No Compensation Deferrals. Neither the Plan nor this Award Agreement is intended to provide for deferred compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Stock Appreciation Right granted in this Award Agreement is not subject to the requirements of Section 409A.

10) Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Stock Appreciation Right hereunder. The Participant represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the Stock Appreciation Right and that he or she is not relying on the Company for any tax advice.

11) Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Vice President of Human Resources, Kensey Nash Corporation, 735 Pennsylvania Drive, Exton, PA 19341, or at such other address as the Company may hereafter designate in writing.

12) Board Authority. The Board has the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Appreciation Right has vested). All actions taken and all interpretations and determinations made by the Board in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Board or any Board Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

13) Severability. In the event that any provision in this Award Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

14) Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. Notwithstanding the foregoing, the Board shall have the authority to amend the Plan and the Award Agreement to the extent necessary to comply with applicable law or changes to applicable law and related regulations or other guidance and federal securities laws, provided that such amendment shall not impair the rights of the Participant with respect to this Stock Appreciation Right without the Participant’s written consent. The Plan and this Award Agreement are governed by the laws of the state of Delaware.

15) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Stock Appreciation Right granted hereunder by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.

By the Participant’s signature and the signature of the Company’s representative below, the Participant and the Company agree that this Stock Appreciation Right is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Participant has received and reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on any questions relating to the Plan and this Award Agreement.

COMPANY

Signed	Dated

PARTICIPANT

Signed	Dated

4